Exhibit (h)(2)(xiv)

AMENDMENT TO ADMINISTRATION AND

SHAREHOLDER SERVICES AGREEMENT

This Amendment, effective as of September 1, 2013, is made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Administration and Shareholder Services Agreement, dated as of August 31, 2004, as amended August 12, 2005, August 11, 2006, August 31, 2007, September 15, 2008, November 30, 2009, May 19, 2011, November 30, 2011, and April 30, 2013, by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein Matthews agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to amend the Agreement to revise Exhibit B to add a breakpoint, resulting in a lower fee rate for total portfolio assets over $22.5 billion.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.          Exhibit B to the Agreement is hereby amended and replaced with the new Exhibit B attached hereto.

2.          The Agreement will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment, including the amended Exhibit B attached hereto, to be signed by their duly authorized officers as of the date set forth below.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
Name:	John P. McGowan	Name:	William J. Hackett
Title:	Vice President	Title:	Chief Executive Officer
Date:	September 1, 2013	Date:	September 1, 2013

EXHIBIT B

MATTHEWS INTERNATIONAL FUNDS

ADMINISTRATION AND SHAREHOLDER SERVICE FEE SCHEDULE

(amended effective September 1, 2013)

The Administration and Shareholder Service Fee for the Fund Complex is as follows:

Portfolio Value of the Funds	Administration and Shareholder Service Fee on the Specified Portion of the Portfolio Value of the Funds, expressed as a Percent of Portfolio Value of the Funds (Not to Exceed)

$0 to $2 Billion	0.25% of average daily net assets
Over $2 Billion to $5 Billion	0.1834% of average daily net assets
Over $5 Billion to $7.5 Billion	0.15% of average daily net assets
Over $7.5 Billion to $15 Billion	0.125% of average daily net assets
Over $15 Billion to $22.5 Billion	0.11% of average daily net assets
Over $22.5 Billion	0.10% of average daily net assets

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ William J. Hackett
Name:	John P. McGowan	Name:	William J. Hackett
Title:	Vice President	Title:	Chief Executive Officer
Date:	September 1, 2013	Date:	September 1, 2013